Exhibit 10.29

100% CONVERTIBLE PROMISSORY NOTE EXTENSION AGREEMENT

This 100% CONVERTIBLE PROMISSORY NOTE EXTENSION AGREEMENT (the “Agreement”) dated this 15th day of February 2009, is entered into by and between Dot VN, Inc., a Delaware corporation (the “Maker”) and Thomas Johnson (the “Holder”).

Recitals

A.
Maker made, executed and delivered to the order of Holder that certain 100% Convertible Promissory Note (the “Note”) dated August 14, 2008, in the principal sum of $2,160,766.52 with interest payable at the rate of 8% per annum, which Note is due and payable on February 15, 2009 (the “Due Date”).

B.	Maker and Holder desire to modify the terms of the Note to extend the Due Date.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1.	The Due Date of the Note is extended thirty days to March 17, 2009, at which time the entire amount of principal plus accrued interest shall be due and payable in full.

2.
Except as provided herein, the terms and provisions of the Note shall remain unchanged and shall remain in full force and effect; the Note as modified and amended hereby is ratified and confirmed in all respects.

3.	The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and assigns

IN WITHNESS WHEREOF, this Agreement is effective as of the date first above written.

“MAKER” Dot VN, Inc.	“HOLDER” Thomas Johnson
/s/ Lee Johnson	/s/ Thomas Johnson
By: Lee Johnson	By: Thomas Johnson
Its: President